EXHIBIT 21

GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

SUBSIDIARIES

Company	State	Percent Owned

Gateway Pipeline Company	Texas	100%

Gateway Offshore Pipeline Company	Nebraska	100%

Gateway Energy Marketing Company	Louisiana	100%

Gateway Processing Company

Texas

100

%

Fort Cobb Fuel Authority, L.L.C.	Oklahoma	100%